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                                                                    Exhibit 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RELATIVE PARTICIPATING, OPTIONAL
      AND OTHER SPECIAL RIGHTS OF THE PREFERRED STOCK AND QUALIFICATIONS,
                    LIMITATIONS AND RESTRICTIONS THEREOF OF

     6 2% SERIES D CUMULATIVE CONVERTIBLE EXCHANGEABLE PREFERRED STOCK DUE
                                 MAY 31, 2007
                                      OF
                             SFX BROADCASTING, INC.

                      -----------------------------------
                    (Pursuant to Section 242 of the General
                   Corporation Law of the State of Delaware)

     SFX Broadcasting, Inc. (the "Company"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "DGCL") hereby certifies as follows:

     FIRST: That the Board of Directors of the Company duly adopted a resolution authorizing the amendment of Section 4(x) of the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions thereof of 62% Series D Cumulative Convertible Exchangeable Preferred Stock Due May 31, 2007 of SFX Broadcasting, Inc. (the "Certificate of Designations") as set forth below.

     SECOND: The Resolution setting forth the Proposed Amendment is as follows:

     RESOLVED, that Section 4(x) of the Certificate of Designations be amended to read in its entirety as follows:

            4(x) The Corporation shall not pay any dividend or make any distribution to, or on behalf of, the holders of any class or series of Common Stock unless the holders of Class A Common Stock share therein on an equal share for share basis, except that the holders of Class A Common Stock shall receive shares of class A common stock of SFX Entertainment, Inc. in the Spin Off (as defined in the Agreement and Plan of Merger, dated as of August 24, 1997, as it may be amended from time to time, among SBI Holding Corporation, SBI Radio Acquisition Corporation and the Corporation) having rights, powers and privileges similar to the Class A Common Stock, and the holders of Class B Common Stock shall receive shares of class B common stock of SFX Entertainment, Inc. in the Spin Off having rights, powers and privileges similar to the Class B Common Stock.

                                       29
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     THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

     IN WITNESS WHEREOF, SFX Broadcasting, Inc. has caused this Certificate of Amendment to be signed by Richard A. Liese, its Vice President and Associate General Counsel, this 7 day of April, 1998.

                                         SFX BROADCASTING, INC

                                         By:   /s/ Richard A. Liese
                                                Richard A. Liese
                                         Vice President and Associate
                                         General Counsel